Exhibit 99.1

Mannatech Reports Quarterly Sales Record

Coppell, TX November 7, 2003 – Mannatech, Inc. (NASDAQ – MTEX) today announced net sales of $49.7 million for the third quarter ended September 30, 2003, the highest in its ten-year history. This amount is an increase of $15.2 million or 44.1% over net sales for the same quarter of 2002. Additionally, net income for the third quarter of 2003 strongly increased to $2.9 million, or $0.11 diluted earnings per share as compared to net income of $0.2 million, or $0.01 diluted earnings per share for the same quarter in 2002. For the nine months ended September 30, 2003, net sales increased $33.9 million or 33.0% to $136.7 million as compared to the nine months ended September 30, 2002. Additionally, net income for the nine months ended September 30, 2003 was $5.5 million, or $0.21 diluted earnings per share as compared to $1.1 million or $0.04 per diluted earnings per share for the same period in 2002.

Mannatech Chairman and CEO Sam Caster commented on the reported net sales and net income gains stating, “The tremendous improvement in our financial results is very gratifying because it reflects the dedication and loyalty of our Associates and employees alike, in all our countries around the globe, and is a statement about our products and beliefs. The September release of our new antioxidant product, Ambrotose® AO™, has contributed to our increase, and provides our Associates with yet another patent pending technology for achieving long-term growth.”

For nearly a decade, Mannatech has been a wellness solution provider that develops innovative, high-quality, proprietary nutritional supplements, weight management products and topical products that are sold through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain events, risks and uncertainties that may be outside of Mannatech’s control. Actual results and developments could materially differ from those expressed in or implied by such statements due to a number of factors. In some cases, forward-looking statements may be identified by terminology such as “looking forward,” or “believes,” or the negative of such terms and other comparable terminology. Although Mannatech believes that the expectations reflected in these forward-looking statements are reasonable, it cautions its readers to consider the risk factors and any other cautionary statements in this release, as well as those set forth in Mannatech’s filings with the Securities and Exchange Commission. All of the forward-looking statements contained herein speak only as of the date of this press release.

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS—UNAUDITED

(in thousands, except share amounts)

	December 31, 2002	September 30, 2003
ASSETS

Cash and cash equivalents	$17,693	$15,105
Short-term investments	—	1,997
Restricted cash	—	2,134
Accounts receivable	632	698
Income tax receivable	307	—
Current portion of notes receivable from shareholders, net of allowance of $31 in 2002	143	54
Inventories	5,515	6,896
Prepaid expenses and other current assets	759	2,247
Deferred tax assets	1,013	948

Total current assets	26,062	30,079
Property and equipment, net	7,467	6,054
Notes receivable from shareholders, excluding current portion	247	148
Long-term restricted cash	—	345
Long-term investments	—	10,004
Other assets	1,040	793

Total assets	$34,816	$47,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of capital lease and note payable	$136	$8
Accounts payable	1,846	1,349
Accrued expenses	13,739	16,736
Current portion of accrued severance related to former executives	810	1,097

Total current liabilities	16,531	19,190
Capital lease and note payable, excluding current portion	8	2
Accrued severance, related to former executives, excluding current portion	150	455
Deferred tax liabilities	77	83
Other long-term liabilities	—	267

Total liabilities	16,766	19,997

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 25,162,541 shares issued and 25,134,840 outstanding in 2002 and 25,835,813 shares issued and 25,795,690 outstanding in 2003	3	3
Additional paid-in capital	18,168	21,845
Retained earnings	481	5,953
Accumulated other comprehensive loss	(502)	(175)

	18,150	27,626
Less treasury stock, at cost, 27,701 shares in 2002 and 40,123 shares in 2003	(100)	(200)

Total shareholders’ equity	18,050	27,426

Total liabilities and shareholders’ equity	$34,816	$47,423

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2003

(in thousands, except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
Net sales	$34,452	$49,738	$102,772	$136,727
Cost of sales	6,079	8,187	17,925	22,282
Commissions and incentives	14,375	20,981	43,663	56,912

	20,454	29,168	61,588	79,194

Gross profit	13,998	20,570	41,184	57,533
Operating expenses:
Selling and administrative expenses	8,011	10,131	23,941	29,228
Other operating costs	5,600	6,096	15,556	18,982
Severance expenses	—	425	—	1,841

Total operating expenses	13,611	16,652	39,497	50,051

Income from operations	387	3,918	1,687	7,482

Interest income	73	81	218	214
Interest expense	(6)	(17)	(18)	(21)
Other income (expense), net	(34)	223	15	232

Income before income taxes	420	4,205	1,902	7,907
Income taxes	(191)	(1,323)	(850)	(2,435)

Net income	$229	$2,882	$1,052	$5,472

Earnings per common share:
Basic	$0.01	$0.11	$0.04	$0.22

Diluted	$0.01	$0.11	$0.04	$0.21

Weighted-average common shares outstanding:
Basic	25,135	25,655	25,135	25,325

Diluted	25,227	26,213	25,294	26,000